Exhibit 99.1
FOR IMMEDIATE RELEASE

DATE: MAY 20, 2008	FINANCIAL CONTACTS:
	Kirk Walters	617-346-7346	kwalter1@sovereignbank.com
	Stacey Weikel	610-320-8428	sweikel@sovereignbank.com

MEDIA CONTACT
	Ed Shultz	610-378-6159	eshultz1@sovereignbank.com
Sovereign Bancorp Completes $1.9 Billion Capital Raise
PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign or the Company”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), today announced that it has completed its previously announced equity and debt offerings, which raised a total of approximately $1.9 billion for Sovereign and the Bank.
“By proactively taking action to raise additional capital we feel we are well equipped to handle any further deterioration in the economy,” said Joseph P. Campanelli, Sovereign’s President and CEO. “We are pleased that our common stock offering was significantly oversubscribed and the interest in the offering from investors in the U.S. and in Europe underscores their confidence in the future of our company.” Campanelli added, “We continue to believe strongly in the fundamentals of our business, particularly related to our focus on accelerating the performance of our retail franchise. Our footprint in the Northeast U.S. has been much less affected by the housing and economic downturn in other parts of the country, giving Sovereign an important competitive advantage in the current environment.”
Sovereign issued 179,687,500 shares of common stock at a purchase price of $8.00 per share for net proceeds, after the underwriting discount and offering expenses, of approximately $1.39 billion. The number of shares sold includes 23,437,500 shares sold pursuant to the exercise in full of the underwriter’s over-allotment option.
In addition, the Bank issued $500 million of fixed rate subordinated notes. The notes have a coupon of 8.75% and will mature as of May 30, 2018. Lehman Brothers Inc. acted as the sole book-running manager for the common stock and debt offering and Sandler O’Neill & Partners L.P. acted as co-manager of the debt offering.
The capital raise places Sovereign’s capital ratios in or above its peer group. With the additional capital, Sovereign’s capital ratios at both the holding company and the Bank now exceed “well-capitalized” levels as defined by the regulatory agencies for commercial banks and thrifts. Sovereign intends to use the net proceeds of the offerings for general corporate and banking purposes, including repayment of Federal Home Loan Bank borrowings.

About Sovereign
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a financial institution with principal markets in the Northeastern United States. Sovereign Bank has 750 community banking offices, over 2,300 ATMs and approximately 12,000 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.
Forward-Looking Statements
The information contained in this press release includes forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Sovereign’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the company’s recent SEC filings.
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